Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 18, 2017, except for Note 16, as to which the date is October 23, 2017, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-220857) and related Prospectus of Allena Pharmaceuticals, Inc. for the registration of 6,133,333 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 23, 2017